UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K/A

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report  -  June 30, 2017
(Date of earliest event reported)

BEMIS COMPANY, INC.
(Exact name of Registrant as specified in its charter)

Commission File Number 1-5277

Missouri	43-0178130
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

One Neenah Center, 4th Floor, P.O. Box 669, Neenah, Wisconsin 54957-0669
(Address of principal executive offices)

Registrant’s telephone number, including area code:  (920) 527-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 2.05. COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES

As previously disclosed, on June 30, 2017, Bemis Company, Inc. (the “Company”) issued a press release announcing a restructuring and cost savings plan (“2017 Plan”) to improve efficiency and profitability that further positions the Company for long-term success. At that time, the Company was still analyzing a portion of the plan’s details and therefore did not outline the estimated amount or range of amounts to be incurred for the total plan by major cost type or the future cash expenditures pursuant to the restructuring plan. The Company is filing this Form 8-K/A to amend the June 30, 2017 Form 8-K and related July 27, 2017 Form 8-K, to update the disclosures therein under Item 2.05.

The Company has completed its analysis and approved additional actions that will result in the closure of a total of four manufacturing facilities. In addition, the Company will reduce its administrative support cost structure to align with the current business environment. In connection with the multi-year initiative, the Company has estimated a reduction of 8% percent of its global administrative workforce, or 500 positions. In addition, the Company plans to consolidate certain administrative offices and take other actions to improve the cost efficiency of a variety of administrative and operational processes.

The Company is targeting an annual savings run rate of $65 million by 2019, before taxes, from the 2017 Plan. During the second quarter of 2017, the Company recorded $16.2 million in employee costs and $4.2 million in fixed asset related costs. Based on current estimates and actual charges to date, the Company now expects to incur total pre-tax restructuring expenses of $65-$75 million and total pre-tax other plan-related costs of $20-$30 million, with an additional $15-$20 million capital investment related to executing the 2017 Plan. Restructuring expenses include $35-$40 million in employee termination costs, $19-$21 million in fixed asset related expenses and $11-$14 million in other restructuring project costs, including the movement and re-installation of equipment. Other plan-related costs include consulting fees and the cost of customer trials and graphics associated with business moved to other manufacturing facilities.

Plant closings are expected to be completed by the end of 2019. Total restructuring cash payments for the 2017 Plan are estimated to be $50 million, with an additional $20-$30 million in other plan-related cash payments. The Company expects restructuring and other plan-related payments of approximately $10 million in 2017, with an additional $40 million in 2018 and the balance in 2019.

Statements in this Form 8-K/A regarding the expected actions, costs and financial impacts related to the 2017 Plan are “forward-looking statements” (as defined in the Private Securities Litigation Reform Act of 1995, and within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended). Forward-looking statements are generally identified with the words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “target,” “may,” “will,” “plan,” “project,” “should,” “continue,” or the negative thereof or other similar expressions, or discussion of future goals or aspirations, which are predictions of or indicate future events and trends and which do not relate to historical matters.  Such statements are based on information available to management as of the time of such statements and relate to, among other things, expectations of the business environment in which we operate, projections of future performance (financial and otherwise), including those of acquired companies, perceived opportunities in the market and statements regarding our strategy and vision.  Forward-looking statements involve known and unknown risks, uncertainties, and other factors, which may cause actual results, performance, or achievements to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements.  We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

SIGNATURES

Pursuant to the requirements of Section 13 of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

BEMIS COMPANY, INC.

By	/s/ Jerry S. Krempa
Jerry S. Krempa, Vice President and Chief Accounting Officer

Date	September 12, 2017